Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! REPORTS FOURTH QUARTER AND YEAR END 2018 RESULTS

ENGLEWOOD, Colo. (March 7, 2019) – WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today announced financial and operating results for the fourth quarter and year ended December  31, 2018.

Year End 2018 Highlights (1)

•	Full year Total Revenue of $1.154 billion; Net Loss of $(90.6) million; Net Loss Per Share of $(1.11)
•	Full year Adjusted EBITDA of $409.7 million; Adjusted Diluted Earnings Per Share of $1.31
•	Impact of Hurricane Michael resulted in Revenue credits of $5.4 million, EBITDA impact of $6.1 million, Subscriber impact of 2,600, and RGU impact of 4,400
•

Adjusted to exclude the impact of Hurricane Michael, Transaction Adjusted EBITDA for the full year 2018 was $415.8 million. Transaction Adjusted EBITDA for the quarter ended December 31, 2018, totaled $110.6 million, up 5.5% compared to the quarter ended December 31, 2017. Fourth quarter Adjusted Diluted Earnings Per Share of $0.33

•	For the first time, full year Transaction Adjusted Free Cash Flow was positive at $24.3 million, representing an $83.7 million increase over the full year 2017
•	HSD RGU net additions totaled 27,000 for 2018, excluding the impact from Hurricane Michael, representing a 95.7% increase in net additions over 2017 and 3.7% annual increase in total HSD RGUs
•

HSD RGU net additions totaled 7,100 for the quarter ended December 31, 2018, excluding the impact from Hurricane Michael, representing the best HSD RGU net subscriber additions for the fourth quarter in the last four years; organic HSD RGU net additions, which exclude net additions from Edge-Outs, totaled 5,200, excluding the impact of Hurricane Michael

•	Business Services Subscription Revenue, Including Acquisitions and Dispositions, grew 12.7% over the fourth quarter of 2017, and grew 14.0% annually over 2017
•	WOW! was recently named a national winner of the “2018 Best and Brightest Companies to Work For.” This marks the fifth time WOW! has won this national award and the first time since 2014.

“This was a year of transformation, one in which we invested in our people and customers to drive a return to Subscriber and HSD RGU growth,” said Teresa Elder, chief executive officer of WOW! “We exceeded HSD RGU growth expectations for the full year and met Transaction Adjusted EBITDA guidance, culminating in a return to Transaction Adjusted EBITDA growth in the fourth quarter of 2018. We believe the inflection back to positive growth in the fourth quarter will carry over into 2019 where we expect to continue growing Subscribers and HSD RGUs and grow Transaction Adjusted EBITDA to between $430 million and $440 million for the year.”

“Transaction Adjusted EBITDA for the fourth quarter totaled approximately $111 million, and we’re excited that this represents the third consecutive quarter of sequential growth and 5.5% growth over the fourth quarter of 2017,” said Rich Fish, chief financial officer of WOW!

(1)

Refer to “Non-GAAP Financial Measures and Operating Metrics,” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and Transaction Adjusted financial information, reconciliation of such non-GAAP measures to the closest comparable GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

Financial Highlights

For the year ended December 31, 2018, WOW! reported Total Revenue of $1.154 billion, down $34.3 million, or 2.9%, compared to the year ended December 31, 2017. The Company reported a 2018 Net Loss of $(90.6) million and Adjusted EBITDA of $409.7 million.

The following outlines the impact of Hurricane Michael on financial results for the periods indicated:

WideOpenWest, Inc.

($ in millions)

	Three months ended	Year ended
	December 31,	December 31,
	2018	2018
Reported Total Revenue	$285.4	$1,153.8
Hurricane Michael Revenue Credits	5.4	5.4
Total Revenue Including Acquisitions and Dispositions	$290.8	$1,159.2

Reported Adjusted EBITDA	$104.5	$409.7
Hurricane Michael Impact	6.1	6.1
Transaction Adjusted EBITDA	$110.6	$415.8
Reported annual change (%)	-1.8%	-8.1%
Transaction Adjusted annual change (%)	5.5%	-4.9%

Reported Capital Expenditures	$100.3	$314.1
Hurricane Michael Impact	(26.4)	(26.4)
Reimbursement for Chicago fiber asset build	(10.0)	(10.0)
Capital Expenditures related to the Chicago fiber network	(7.6)	(26.6)
Transaction Adjusted Capital Expenditures	$56.3	$251.1

Revenue

On a reported basis, for the year ended December 31, 2018, Total Revenue decreased 2.9% to $1.154 billion compared to the year ended December 31, 2017. Total Revenue Including Acquisitions and Dispositions decreased 1.2% to $1.159 billion compared to the year ended 2017, which was driven primarily by Video and Telephony RGU losses, partially offset by increases in ARPU, HSD RGU growth and Business Services Subscription Revenue growth.

On a reported basis, Total Subscription Revenue for the year ended December 31, 2018, was $1.063 billion. Residential Subscription Revenue, as reported, was $933.3 million, and Business Services Subscription Revenue, as reported, totaled $129.5 million. Adjusting for the impact of Hurricane Michael, Residential Subscription Revenue, Including Acquisitions and Dispositions, for the year ended December 31, 2018, totaled $937.2 million. Business Services Subscription Revenue, Including Acquisitions and Dispositions, increased $16.1 million, or 14.0%, compared with the year ended December 31, 2017.

Other Business Services Revenue totaled $28.1 million for the year ended December 31, 2018, down $11.8 million compared to the year ended December 31, 2017, primarily due to decreased Revenue generated by network construction activities associated with the Chicago network sale to a subsidiary of Verizon.

Other Revenue totaled $62.9 million for the year ended December 31, 2018, down $45.6 million compared to the year ended December 31, 2017, primarily due to the reclassification of Franchise Fees to Video Subscription Revenue.

Costs and Expenses

Operating Expenses (excluding Depreciation and Amortization) totaled $619.0 million for the year ended December 31, 2018. Selling, General, and Administrative expenses were $154.1 million for the year ended December 31, 2018.

Net Income (loss) and Earnings (loss) per Share

Net Loss for the year ended December 31, 2018, was $(90.6) million, compared to Net Income of $184.2 million for the year ended December 31, 2017. Net Loss Per Share for the year ended December 31, 2018, was $(1.11), compared to Diluted Earnings Per Share of $2.34 for the year ended December 31, 2017. The year-over-year decline in Net Income is attributable to an increase in the Impairment Losses on Intangibles and Goodwill, Gain on Sale of Verizon and Lawrence in 2017, and corporate tax reform in 2017. Adjusted Diluted Earnings Per Share for the year ended December 31, 2018, was $1.31.

Adjusted EBITDA

Adjusted EBITDA for the year ended December 31, 2018 was $409.7 million. Excluding the impact of Hurricane Michael, Transaction Adjusted EBITDA totaled $415.8 million for the year ended December 31, 2018, at the mid-point of our guidance range. Transaction Adjusted EBITDA for the three months ended December 31, 2018, was $110.6 million, an increase of 5.5% compared to the three months ended December 31, 2017. Transaction Adjusted EBITDA margin was 38.0% for the three months ended December 31, 2018, an increase of over 190 basis points compared to the three months ended December 31, 2017.

The following table provides an unaudited summary of the Company’s quarterly Subscriber and RGU results, adjusting for the impact of Hurricane Michael:

		Net Additions/(Losses)
		Excluding	Hurricane
	September 30,	Hurricane	Michael	December 31,
	2018	Michael	Impact	2018
Total Subscribers	805,300	5,200	(2,600)	807,900
HSD RGUs	755,100	7,100	(2,600)	759,600
Video RGUs	412,800	(5,500)	(1,200)	406,100
Telephony RGUs	209,300	(4,300)	(600)	204,400
Total RGUs	1,377,200	(2,700)	(4,400)	1,370,100

Customers

WOW! reported Total Subscribers of 807,900 as of December 31, 2018. Excluding the impact from Hurricane Michael, Total Subscribers increased by 19,000, or 2.4%, compared to December 31, 2017, which was the best yearly result in at least the last four years. HSD RGUs totaled 759,600 as of December 31, 2018, excluding the impact from Hurricane Michael, HSD RGU’s increased 27,000, or 3.7%, compared to December 31, 2017.

Edge-Outs

As of December 31, 2018, Edge-Out projects reached 138,100 homes passed as part of the Company’s Edge-Out growth efforts started in 2016.

Edge-Out projects begun in 2016 (“2016 Edge-Out nodes”) include 14,000 Customers on such nodes, which represents 33.6% penetration with an average of 873 days in active service. The Edge-Out projects begun in 2017 (“2017 Edge-Out nodes”) include 18,000 Customers on such nodes, which represents 27.1% penetration with an average of 563 days in active service. The Edge-Out projects begun in 2018 (“2018 Edge-Out nodes”) now reach 30,100 Homes Passed. The 2018 Edge-Out projects now include 3,500 Customers on such nodes, which represents 11.6% penetration with an average of 111 days in active service.

Capital Expenditures

Capital Expenditures, on a reported basis, totaled $314.1 million for the year ended December 31, 2018, representing a $12.8 million, or 4.2%, increase compared to the year ended December 31, 2017. Transaction Adjusted Capital Expenditures totaled $251.1 million for the year ended December 31, 2018, a decrease of $3.8 million, or 1.5%, compared to the year ended December 31, 2017. Transaction Adjusted Strategic Capital Expenditures, defined as Edge-Out Capital Expenditures and Business Services Capital Expenditures dedicated to expansion of the Company’s network, were $50.7 million for the year ended December 31, 2018, which represented a decrease of $19.5 million over the Transaction Adjusted Strategic Capital Expenditures in the year ended December 31, 2017. Excluding Transaction Adjusted Strategic Capital Expenditures, Transaction Adjusted Capital Expenditures for the year ended December 31, 2018, totaled $200.4 million, which equates to 17.3% of Total Revenue Including Acquisitions and Dispositions for the year ended December 31, 2018.

Liquidity and Leverage

As of December 31, 2018, the total outstanding amount of long term debt and capital lease obligations was $2.317 billion, and cash and cash equivalents were $13.2 million. Total Net Leverage as of December 31, 2018, was 5.5x, on a LTM Transaction Adjusted EBITDA basis, and undrawn revolver capacity totaled $234.5 million.

Guidance

For the full year 2019, WOW! expects HSD RGUs to increase by a range of 30,000 to 40,000. In addition, the Company expects Total Revenue to be between $1.155 billion and $1.165 billion, Transaction Adjusted EBITDA to be between $430.0 million and $440.0 million and Transaction Adjusted Capital Expenditures to be between $245.0 million and $255.0 million. Free Cash Flow, defined as Net Cash Provided by Operating Activities less Transaction Adjusted Capital Expenditures (i.e. excluding Capital Expenditures related to the completion of the Chicago fiber network), is expected to be positive for the full year 2019. The following table summarizes full year 2019 guidance:

	2019 Guidance
	Range
	(in millions)
Total Revenue	$1,155.0	$1,165.0

Transaction Adjusted EBITDA	$430.0	$440.0
Transaction Adjusted Capital Expenditures	$(245.0)	$(255.0)

Restatement of Previously Issued Consolidated Financial Statements

As disclosed in the Current Report on Form 8-K filed on March 7, 2019, the Company has restated its previously issued financial statements as of and for the years ended December 31, 2017 and 2016, as well as unaudited quarterly financial information for the fiscal year ended December 31, 2017, and the first three quarters of 2018, in the 2018 Annual Report on Form 10-K and will be reporting a material weakness in internal controls over financial reporting relating to complex tax transactions involving partnership interests as of December 31, 2018, as a result of such restatement.

Background

On May 1, 2006, an agreement and plan of merger (the “2006 Merger Transaction”) was consummated whereby proceeds from new equity and debt financing were utilized by Racecar Acquisition, LLC to indirectly acquire 100% of the outstanding ownership interests of WideOpenWest, Inc. and the other existing Members at that time (collectively, the “Members”) of WOW Finance, LLC (“WOW Finance”) from the Company’s previous ultimate Parent company, WideOpenWest Holdings, LLC.

As part of preparing its 2018 consolidated financial statements, the Company identified past errors in the accounting for deferred income tax liabilities and goodwill that resulted from the 2006 Merger Transaction. Specifically, the Company identified a past error in that a distribution, which occurred as part of the 2006 Merger Transaction, was not properly reflected as a reduction to the Members’ outside tax basis in WOW Finance, which resulted in an understatement of deferred income tax liabilities and goodwill of $97.8 million at the time of the 2006 Merger Transaction. The above resulted in an understatement of both goodwill and stockholders’ equity totaling $97.8 million in the Company’s balance sheet as of December 31, 2015.

Following the 2006 Merger Transaction, WOW Finance continued as a partnership for tax purposes until 2016, at which point the Restructuring occurred creating a change in tax status for WOW Finance. Upon the change in tax status, the Members were deemed to have exchanged the deferred tax liability associated with their investment in WOW Finance for separate deferred tax positions in the underlying assets and liabilities of WOW Finance. As a result of the above, the Company determined that the deferred tax liabilities and deferred tax expense associated with its remeasurement of its interest in WOW Finance at the time of the 2016 Restructuring was incorrectly calculated as it was based upon the incorrect outside tax basis calculation made at the time of the 2006 Merger Transaction. The correction of the error resulted in increases to non-cash deferred tax expense and deferred tax liabilities of $59.9 million for the year ended December 31, 2016.

For 2017, the change to the deferred tax liabilities caused by the aforementioned error required revaluation due to the effects of the 2017 Tax Act. This impact, along with further insignificant income tax errors in the recorded tax effects related to the remeasurement of the previously held interest in WOW Finance, resulted in a required correction to decrease non-cash deferred tax expense and deferred tax liabilities by $24.7 million, resulting in increases to the Company’s net income and earnings per share for the year ended December 31, 2017.

As part of its review and assessment of the deferred income tax matter described above, the Company identified a past error in the allocation of goodwill at the time of the 2006 Merger Transaction. Specifically, goodwill was allocated in a manner consistent with the partnership agreement for the allocation of profits and losses to the Members, but not recorded and tested at the reporting unit level. Historically, the Company has had an excess of estimated fair value over carrying value of goodwill in the reporting units which were eventually impacted and as such, a quantitative impairment analysis was not required. Accordingly, the error was not discovered until further investigation of the deferred income tax matter discussed above. In order to correct the allocation error, the Company reallocated goodwill among reporting units in accordance with the reporting unit methodology in place at 2006. This correction resulted in a decrease in the impairment charge recorded during the first quarter of 2018 by $40.1 million, which is reflected in the consolidated financial statements for the year ended December 31, 2018. See the Company's 2018 Form 10-K filing for additional details.

Impacts

The above described historical errors from the 2006 Merger Transaction affected reported 2016 and 2017 calculations of non-cash deferred tax expense, first quarter of 2018 calculations of non-cash impairment charges to goodwill, and reported balances of goodwill, deferred tax liabilities and stockholders’ equity during the fiscal years ended December 31, 2016, 2017 and 2018. The cumulative impacts of the above described historical errors on the Company’s balance sheet as of December 31, 2018, prior to giving effect to the restatements, are understatements of goodwill of approximately $138.0 million, deferred tax liabilities of approximately $41.0 million and stockholders’ equity of approximately $97.0 million. Accordingly, all financial information referred to herein has been adjusted to reflect the effects of the restatements.

The effects of these corrections to impacted financial statement line items for fiscal year 2017 are as follows:

	Three months ended		Year ended
	December 31, 2017		December 31, 2017
	As Reported	As Restated	As Reported	As Restated
Consolidated Statements of Operations:	(in millions)
Income tax benefit (expense)	$116.1	$140.8	$132.5	$157.2
Net income (loss)	$84.2	$108.9	$159.5	$184.2

	Year ended
	December 31, 2017
	As Reported	As Restated
Consolidated Balance Sheets:	(in millions)
Assets
Goodwill	$384.1	$481.9
Total assets	$2,441.6	$2,539.4
Liabilities and Stockholders’ Deficit
Other noncurrent liabilities	$7.0	$7.4
Deferred income taxes, net	220.4	255.2
Total liabilities	2,646.0	2,681.2
Accumulated deficit	(500.4)	(437.8)
Total stockholders’ deficit	(204.4)	(141.8)
Total liabilities and stockholders’ deficit	$2,441.6	$2,539.4

	Year ended
	December 31, 2017
	As Reported	As Restated
Consolidated Statements of Cash Flows:	(in millions)
Net income (loss)	$159.5	$184.2
Deferred income taxes	(149.8)	(174.8)
Payables and accruals	(45.6)	(45.3)

Conference Call

WOW! will host a conference call on Thursday, March 7, 2019, at 9:00 a.m. Eastern to discuss the operating and financial results contained in this press release. The conference call will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating via telephone can use the conference call information as follows:

Call Date:	Thursday, March 7, 2019	Call Time:	9:00 a.m. Eastern
Dial In:	(877) 541-5069	International:	(443) 842-7607
Conf. ID:	8095915

A recording of the conference call will be available approximately two hours after the completion of the call until April 6, 2019. The dial-in number for this replay is (855) 859-2056.

The following unaudited condensed consolidated statements of operations summarizes information in the Company’s Form 10-K for the periods indicated, as filed on March 7, 2019, with the United States Securities and Exchange Commission (“SEC”). For ease of use, references in this release to “WOW!” means WideOpenWest, Inc. and its subsidiaries:

WideOpenWest, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in millions, except for per share data)

	Three months ended		Year Ended
	December 31,		December 31,
	As Restated		As Restated
	2017	2018	2017	2018
Revenue
Residential subscription	$227.4	$229.7	$923.0	$933.3
Business services subscription	30.3	32.5	116.7	129.5
Total subscription	257.7	262.2	1,039.7	1,062.8
Other business services	8.6	7.5	39.9	28.1
Other	26.5	15.7	108.5	62.9
Total Revenue	$292.8	$285.4	$1,188.1	$1,153.8

Costs and expenses
Operating (excluding depreciation and
amortization)	$156.1	$151.1	$626.5	$619.0
Selling, general and administrative	37.6	37.7	138.5	154.1
Depreciation and amortization	48.0	47.9	198.1	186.9
Impairment loss on intangibles and goodwill	147.4	—	147.4	216.3
Gain on sale of assets	(94.1)	0.6	(94.1)	(0.9)
Management fee to related party	—	—	1.0	—
	$295.0	$237.3	$1,017.4	$1,175.4

Income (loss) from operations	$(2.2)	$48.1	$170.7	$(21.6)
Other income (expense)
Interest expense	(29.6)	(35.7)	(151.6)	(132.5)
Gain on sale of system dispositions	—	—	38.4	—
Loss on early extinguishment of debt	—	—	(32.1)	—
Other income, net	(0.1)	—	1.6	1.7
Income tax benefit (expense)	140.8	3.9	157.2	61.8
Net income (loss)	$108.9	$16.3	$184.2	$(90.6)

Basic and diluted earnings (loss) per common shares
Basic	$1.25	$0.20	$2.34	$(1.11)
Diluted	$1.25	$0.20	$2.34	$(1.11)
Weighted-average common shares outstanding
Basic	86,950,430	80,298,314	78,778,640	81,808,425
Diluted	87,252,425	81,027,130	78,915,946	81,808,425

About WOW!

WOW! is one of the nation's leading providers of high-speed internet, cable TV and phone serving communities in the U.S. Our vision is connecting people to their world through the WOW! experience: reliable, easy, and pleasantly surprising, every time. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. The forward-looking statements included in this release are made as of the date hereof. We assume no obligation to publicly update any forward-looking statement, even if new information becomes available in the future or if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, many of which are beyond our control, including the wide range of competition we face in our business; competitors that are larger and possess more resources; dependence upon a business services strategy; conditions in the economy, including potentially uncertain economic conditions; our ability to secure new businesses as customers; demand for our bundled broadband communications services may be lower than we expect; our ability to respond to rapid technological change; increases in programming and retransmission costs; a decline in advertising revenues; the effects of regulatory changes in our business; our substantial level of indebtedness; certain covenants in our debt documents; programming exclusivity in favor of our competitors; inability to obtain necessary hardware, software and operational support; strain on business and resources from future acquisitions, or the inability to identify suitable acquisitions; the occurrence of natural disasters, including hurricanes, in one or more of our geographic markets; potential negative reactions to our restatement and other factors that are described from time to time in our filings with the SEC. All forward‑looking statements are expressly qualified in their entirety by these cautionary statements.

Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this release, including total Revenue Including Acquisitions and Dispositions, residential subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, Adjusted EBITDA, Transaction Adjusted EBITDA, Transaction Adjusted Capital Expenditures, Adjusted Diluted EPS, and Transaction Adjusted Free Cash Flow. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake Capital Expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Total Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, and Transaction Adjusted Capital Expenditures give effect to certain acquisitions and divestitures made by WOW!, the reimbursement of

Chicago fiber asset build, exclude the effects associated with Hurricane Michael and are included herein because they are key metrics used by management and our Board of Directors to assess our financial performance. We believe that these non-GAAP measures are appropriate measures of operating performance because they are meaningful to investors by showing how certain acquisitions and divestitures might have affected our historical financial statements as well as adjustments associated with Hurricane Michael. The presentation of these measures is not made in accordance with GAAP and our use of these terms herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable. These non-GAAP measures should not be considered as an alternative to revenue, capital expenditures or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EBITDA is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor's understanding of our financial performance. Transaction Adjusted EBITDA makes certain additional adjustments to the historical financial information that WOW! believes is meaningful to investors by showing how certain acquisitions and divestitures might have affected WOW!’s historical financial statements as well as adjustments associated with the Hurricane Michael.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, management fees to related party, the write-up or write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non‑cash charges and expenses (including equity based compensation expense) and certain other income and expenses. Transaction Adjusted EBITDA represents Adjusted EBITDA after giving effect to the impact of acquisitions and dispositions that were completed during the relevant periods as if they occurred at the beginning of the period presented as well as adjustments associated with Hurricane Michael. The presentation of Adjusted EBITDA and Transaction Adjusted EBITDA is not made in accordance with GAAP and our use of the terms Adjusted EBITDA and Transaction Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA and Transaction Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Adjusted EBITDA and Transaction Adjusted EBITDA have important limitations as analytical tools. For example, adjusted EBITDA and Transaction Adjusted EBITDA:

•	exclude certain tax payments that may represent a reduction in cash available to us;
•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Adjusted Diluted Earnings Per Share (EPS) is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. Adjusted Diluted EPS is a non-GAAP financial measure that eliminates the effect of management fees to related party, loss on early extinguishment of debt, gain (loss) on sale of assets, impairment losses on intangibles and goodwill, non-recurring professional fees, M&A integration and restructuring expense, non-cash stock compensation, expenses associated with Hurricane Michael and other (income) and expenses. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

The presentation of Adjusted Diluted EPS is not made in accordance with GAAP and our use of the term Adjusted Diluted EPS herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Adjusted Diluted EPS should not be considered as an alternative to Diluted EPS or any other performance measures derived in accordance with GAAP as measures of operating performance.

See “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of adjusted EBITDA to our Net Income (Loss), which is the most directly comparable GAAP financial measure and a reconciliation of Adjusted Earnings Per Share to Diluted Earnings Per Share, which is the most directly comparable GAAP financial measure.

Transaction Adjusted Free Cash Flow is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Transaction Adjusted Free Cash Flow as Net cash flows provided by operating activities less Transaction Adjusted Capital Expenditures. We believe that Transaction Adjusted Free Cash Flow is an appropriate measure of operating performance because it is meaningful to investors because it presents the cash generated or used by the business in a given period, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

The presentation of Transaction Adjusted Free Cash Flow is not made in accordance with GAAP and our use of the term Transaction Adjusted Free Cash Flow herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Transaction Adjusted Free Cash Flow should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP as measures of operating performance.

In addition, we use the following subscriber information in this release:

•

Homes Passed – We report homes passed as the number of serviceable addresses, such as single residence homes, apartments and condominium units, and businesses passed by our broadband network and listed in our database.

•

Subscribers – Because we deliver multiple services to our customers, we report Total Subscribers as the number of Subscribers who receive at least one of our HSD, Video or Telephony services, without regard to which or how many services they subscribe. We define each of the individual HSD Subscribers, Video Subscribers and Telephony Subscribers as a Revenue generating unit (“RGU”).

While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

The following table provides unaudited reconciliations of GAAP measures to non-GAAP measures used herein for the periods indicated:

WideOpenWest, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

($ in millions, except for per share data)

	Three months ended		Year ended
	December 31,		December 31,
	As restated		As restated
	2017	2018	2017	2018
Net income (loss)	$108.9	$16.3	$184.2	$(90.6)
Depreciation and amortization	48.0	47.9	198.1	186.9
Impairment loss on intangibles and goodwill	147.4	—	147.4	216.3
Gain on sale of assets	(94.1)	0.6	(94.1)	(0.9)
Management fee to related party	—	—	1.0	—
Interest expense	29.6	35.7	151.6	132.5
Loss on early extinguishment of debt	—	—	32.1	—
Gain on sale of system dispositions	—	—	(38.4)	—
Non-recurring professional fees, M&A Integration and restructuring expense	2.2	5.9	9.2	16.0
Non-cash stock compensation	5.1	2.0	13.4	13.0
Other income, net	0.1	—	(1.6)	(1.7)
Income tax (benefit) expense	(140.8)	(3.9)	(157.2)	(61.8)
Adjusted EBITDA (1)	$106.4	$104.5	$445.7	$409.7

Net cash flows provided by operating activities			$195.5	$269.3
Less: Transaction Adjusted Capital Expenditures			(254.9)	(251.1)
Plus: Hurricane Michael Impact to Adjusted EBITDA			—	6.1
Transaction Adjusted Free Cash Flow			$(59.4)	$24.3

	Three months ended	Year ended
	December 31, 2018	December 31, 2018
	(per share)
Diluted earnings per share	$0.20	$(1.11)
Impairment loss on intangibles and goodwill	—	2.64
Gain on sale of assets	0.01	(0.01)
Non-recurring progessional fees, M&A integration and restructuring expense	0.07	0.20
Non-cash stock compensation	0.02	0.16
Hurricane Michael impact	0.08	0.07
Income tax applicable to adjustments, net(2)	(0.05)	(0.64)
Adjusted Diluted Earnings Per Share	$0.33	$1.31

(1)

See “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” below for a reconciliation of Adjusted EBITDA to Transaction Adjusted EBITDA for the respective quarters giving effect the divestiture of a portion of our Chicago Fiber Network in December 2017, our divestiture of the Lawrence, Kansas, system in January 2017 and the impact of Hurricane Michael in October 2018, as if such transactions had been completed at the beginning of the respective periods presented.

(2)

The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(3)

Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). Although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company as filed with the SEC (“Transaction Adjusted”) because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to the divestiture of a portion of our Chicago Fiber Network in December 2017, and our divestiture of the Lawrence, Kansas system in 2017 and the impact of Hurricane Michael in October 2018, as if such transactions had been completed at the beginning of the respective periods presented. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on our books and records for the respective periods presented for the Lawrence, Kansas system, the portion of the Chicago Fiber Network that was divested, and the impact of Hurricane Michael in October 2018. Such historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results. The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

The following table provides an unaudited reconciliation of our residential subscription revenue to residential subscription revenue including Acquisitions and Dispositions, business services subscription revenue to business services subscription revenue including Acquisitions and Dispositions, Total Revenue to Total Revenue including Acquisitions and Dispositions, Adjusted EBITDA to Transaction Adjusted EBITDA and Capital Expenditures to Transaction Adjusted Capital Expenditures for the periods indicated:

WideOpenWest, Inc.

Transaction Adjusted Condensed Consolidated Financial Information (Unaudited)

($ in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2018	2017	2018
Residential Subscription Revenue	$227.4	$229.7	$923.0	$933.3
Acquisitions and Dispositions:
Residential Subscription Revenue related to the Lawrence system	—	—	(1.1)	—
Hurricane Michael Revenue Credits	—	3.9	—	3.9
Residential Subscription Revenue Including Acquisitions and Dispositions	$227.4	$233.6	$921.9	$937.2

Business Services Subscription Revenue	$30.3	$32.5	$116.7	$129.5
Acquisitions and Dispositions:
Business Services Subscription Revenue related to the Lawrence system	—	—	(0.3)	—
Business Services Subscription Revenue related to the Chicago fiber network	(0.4)	—	(1.8)	—
Hurricane Michael Revenue Credits	—	1.2	—	1.2
Business Services Subscription Including Acquisitions and Dispositions	$29.9	$33.7	$114.6	$130.7

Total Revenue	$292.8	$285.4	$1,188.1	$1,153.8
Acquisitions and Dispositions:
Total Revenue related to the Lawrence system	—	—	(1.5)	—
Total Revenue related to the Chicago fiber network	(2.5)	—	(12.9)	—
Hurricane Michael Revenue Credits	—	5.4	—	5.4
Total Revenue Including Acquisitions and Dispositions	$290.3	$290.8	$1,173.7	$1,159.2

Adjusted EBITDA	$106.4	$104.5	$445.7	$409.7
Transaction Adjustments:
Adjusted EBITDA related to the Lawrence system	—	—	(1.0)	—
Adjusted EBITDA related to the Chicago fiber network	(1.6)	—	(7.6)	—
Hurricane Michael Impact	—	6.1	—	6.1
Transaction Adjusted EBITDA	$104.8	$110.6	$437.1	$415.8

Capital Expenditures	$77.0	$100.3	$301.3	$314.1
Transaction Adjustments:
Capital Expenditures related to the Lawrence system	—	—	(0.1)	—
Capital Expenditures related to the Chicago fiber network	(8.1)	(7.6)	(46.3)	(26.6)
Reimbursement for Chicago fiber asset build	—	(10.0)	—	(10.0)
Hurricane Michael Impact	—	(26.4)	—	(26.4)
Transaction Adjusted Capital Expenditures	$68.9	$56.3	$254.9	$251.1

The following table provides an unaudited summary of our subscriber information:

	December 31,	March 31,	June 30,	September 30,	December 31,
	2017 (1)	2018	2018	2018	2018 (2)
Homes Passed	3,109,200	3,129,300	3,149,200	3,160,400	3,176,500
Total Subscribers	777,300	798,500	800,100	805,300	807,900
HSD RGUs	732,700	743,900	747,800	755,100	759,600
Video RGUs	432,600	429,000	419,900	412,800	406,100
Telephony RGUs	219,900	218,300	214,000	209,300	204,400
Total RGUs	1,385,200	1,391,200	1,381,700	1,377,200	1,370,100

(1)

Statistical reporting was standardized to a single reporting methodology beginning in the first quarter of 2018. Previously, the data was maintained and accumulated separately through independent processes and procedures. The standardized reporting had the following increase/(decrease) on December 31, 2017, homes passed and subscriber numbers, which are reflected in the table above: homes passed (700); total subscribers 14,200; HSD RGUs 2,500; Video RGUs 4,100; Telephony RGUs 2,700; and Total RGUs 9,300.

(2)

Includes a net reduction in Subscriber and RGU metrics of approximately: 2,600 Total Subscribers; 2,600 HSD RGUs; 1,200 Video RGUs; 600 Telephony RGUs; and 4,400 Total RGUs, for customers that were located in areas most severely impacted by Hurricane Michael in October 2018